ANNUAL PERFORMANCE CERTIFICATION
OF
LENNAR PARTNERS, INC
Pooling and Servicing Agreement dated as of November 12, 2004
(the "Agreement"), by and among Structured Asset Securities Corporation II, as
Depositor, Wachovia Bank, National Association as Master Servicer,
LaSalle Bank, N.A. as Trustee,
ABN AMRO Bank N.Y as Fiscal Agent and
Lennar Partners, Inc., as Special Servicer
(LB-UBS 2004-C8)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the period from the closing date to December 31, 2004 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects and there has been no default in the fulfillment of any such obligation throughout such period ended December
31, 2004, (iii) the Company has received no notice regarding qualification, or challenging the status, of any of REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.